PHILADELPHIA CONSOLIDATED HOLDING CORP.
ANNOUNCES SECOND QUARTER 2003 RESERVE ACTIONS

July 15, 2003 PRESS RELEASE

Philadelphia Consolidated Holding Corp. (NASDAQ: PHLY) announced today that it is increasing the gross and net liability for loss and loss adjustment expenses (“reserves”) for its discontinued product, automobile residual value by $33.0 million. The reserve charge results from a recently completed evaluation by the Company’s actuary and an independent consultant of (i) the worsening deterioration in used car market price trends; and (ii) related loss frequency and severity projections of the Company’s outstanding lease portfolio. The Company also announced that it has experienced approximately $9.0 million of favorable prior year reserve development in the second quarter of 2003 principally in the property line of its commercial package product due to better than expected loss experience.

President & CEO James J. Maguire, Jr. said: “The price of used vehicles has seen unusually significant declines since the third quarter of 2002 and this adjustment reflects our best assessment of ultimate losses based on information available today. Although disappointed with the runoff of the residual value product, I am pleased with an otherwise outstanding quarter in our core lines of business.”

More details regarding the reserve adjustment and a full discussion of second quarter earnings will be provided at the Company’s investor conference call on Thursday July 17th at 3:00 PM EDST. The call is being webcast and may be accessed at the Company’s website, www.phly.com.

This release contains forward-looking statements that are based on management’s estimates, assumptions and projections. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company’s business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws, and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) claims development and the adequacy of our liability for unpaid loss and loss adjustment expenses; (vi) severity of natural disasters and other catastrophes; (vii) adequacy of reinsurance coverage which may be obtained by the Company; (viii) ability and willingness of our reinsurers to pay; and (ix) future terrorist attacks.

Philadelphia Insurance Companies, rated “A+” (Superior) by A.M. Best Company, is a specialty niche Company which markets and underwrites property and casualty insurance products through 36 proprietary underwriting offices across the U.S. of A. For more information about our Company or to review our 2002 annual report, visit our web site at www.phly.com.